Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-267659 and 333-258165 on Form S-8 of NorthEast Community Bank Employees’ Savings & Profit-Sharing Plan and Trust of our report dated June 23, 2023, relating to our audit of the financial statements and supplemental schedule, which appears in this Annual Report on Form 11-K of the NorthEast Community Bank Employees’ Savings & Profit-Sharing Plan and Trust for the year ended December 31, 2022.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

June 23, 2023